Exhibit 99.1

Hydrofarm Holdings Group Announces Fourth Quarter and Full Year 2021 Results
Company Provides Full Year 2022 Outlook

Shoemakersville, Pa., — March 1, 2022 (GLOBE NEWSWIRE) — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced financial results for its fourth quarter and full fiscal year ended December 31, 2021.

Fourth Quarter 2021 Highlights vs. Prior Year Period:
•Net sales increased 26.3% to $110.4 million compared to $87.4 million.
•Gross profit increased 16.7% to $18.7 million compared to $16.0 million.
•Net loss attributable to common stockholders was ($11.0) million, or ($0.25) per diluted share, compared to a net loss of ($10.0) million, or ($0.43) per diluted share. Pro forma adjusted net loss(1) was ($2.3) million, or ($0.05) per pro forma diluted share, compared to a pro forma adjusted net income of $0.5 million, or $0.02 per pro forma diluted share.
•Adjusted EBITDA(1) decreased 0.7% to $4.9 million compared to $5.0 million.
•Closed on new $125.0 million Senior Secured Term Loan Facility.
•Completed acquisition of Innovative Growers Equipment and related entities (“IGE”).

Fiscal Year 2021 Highlights vs. Prior Year:
•Net sales increased 40.1% to $479.4 million compared to $342.2 million.
•Gross profit increased 59.5% to $101.5 million compared to $63.6 million.
•Net income attributable to common stockholders was $13.4 million, or $0.31 per diluted share, compared to a net loss of ($9.9) million, or ($0.46) per diluted share. Pro forma adjusted net income(1) was $25.4 million, or $0.59 per pro forma diluted share, compared to $7.3 million, or $0.21 per pro forma diluted share.
•Adjusted EBITDA(1) increased 123.4% to $47.1 million compared to $21.1 million.
•Completed five acquisitions during the year.

Full Year 2022 Outlook:

•Net sales growth of 20.0% to 28.0%, or approximately $575.0 million to $615.0 million.
•Adjusted EBITDA(1) of $63.0 million to $74.0 million, or approximately 11.0% to 12.0% of net sales.

(1)Adjusted EBITDA and Pro Forma Adjusted Net (Loss) Income are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release. Note that Pro Forma Adjusted Net (Loss) Income is pro forma as if our Initial Public Offering (IPO) had occurred at the beginning of each period presented. Please see the “Non-GAAP Financial Measures” for definitions used herein.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “While we posted solid top line growth during the fourth quarter, our overall results were impacted by industry agricultural oversupply, which we discussed on our last earnings call, as well as higher freight and labor costs. For the full year 2021, we’re pleased to report successful results as we grew our top line by 40%, including organic net sales growth of over 18%. We also completed five acquisitions that further strengthened our branded product portfolio and manufacturing capabilities. To further support our manufacturing, we expanded our distribution centers and production space by nearly 70%. And importantly, we more than doubled our adjusted EBITDA to $47 million for the year, which is within our previously provided guidance range.”

Mr. Toler added, “As we look ahead, we believe we have several momentum builders in the new year, including growth expected both in the commercial channel and in our proprietary brand portfolio. Additionally, in late 2021 and early 2022 we acted on several margin enhancing initiatives to reduce costs and mitigate inflationary pressures, including increasing prices where appropriate, as well as right-sizing our headcount as we have begun realizing synergies from our 2021 acquisitions. Together with our unique position as a leading ‘picks and shovels’ supplier to the CEA industry and a strong balance sheet that can support future growth, we remain excited about our prospects in 2022 and beyond.”

Fourth Quarter 2021 Financial Results

Net sales in the fourth quarter of 2021 increased $23.0 million, or 26.3%, to $110.4 million compared to the fourth quarter of 2020, driven by an approximate 22.8% increase in volume of products sold, including sales from acquisitions closed within the quarter and preferred brands added in the year-to-date period, an approximate 2.8% increase in price/mix of products sold, and an approximate 0.7% growth from favorable foreign exchange rates. The growth in volume of products sold was related entirely to recently acquired brands, which offset a decline in organic sales.

Gross profit increased $2.7 million, or 16.7%, to $18.7 million compared to the fourth quarter of 2020, driven by the increase in net sales, tempered by an approximate 140 basis point decline in gross margin to 16.9% compared to 18.3% in the fourth quarter of 2020. The year-over-year decline in gross profit margin resulted primarily from $3.2 million in distribution center exit costs and acquisition related-costs. Gross profit margin, excluding the distribution center exit costs and acquisition-related cost was 19.8%, an approximate 150 basis point increase from the prior year period. This increase in gross profit margin was driven by a more favorable sales mix of the Company’s proprietary and preferred brand products, partially offset by higher freight and labor costs.

Selling, general and administrative (“SG&A”) expense was $27.7 million in the fourth quarter of 2021 compared to $21.4 million in the fourth quarter of 2020. The increase in SG&A expense was primarily related to 2021 distribution center exit costs and acquisition and integration-related costs, as well as increases in salaries and benefits, insurance costs and added facility costs as a result of the Company’s growth. SG&A expense, excluding acquisition and integration-related costs, stock-based compensation, depreciation & amortization, and distribution center exit costs (“Adjusted SG&A expenses”), was $18.5 million, or 16.7% of net sales, compared to $11.2 million, or 12.8% of net sales in 2020. The year-over-year increase in Adjusted SG&A expenses was largely driven by increases in added facility costs, marketing expenses, and salary and benefits.

Net loss attributable to common stockholders was ($11.0) million, or ($0.25) per diluted share, in the fourth quarter of 2021, compared to a net loss of ($10.0) million, or ($0.43) per diluted share in the fourth quarter of 2020. Pro Forma Adjusted Net Loss(1) was ($2.3 million), or ($0.05) per pro forma diluted share, in the fourth quarter of 2021, compared to Pro Forma Adjusted Net Income of $0.5 million, or $0.02 per pro forma diluted share, in the fourth quarter of 2020.

Adjusted EBITDA(1) was $4.9 million, or 4.5% of net sales, for the fourth quarter of 2021, compared to $5.0 million, or 5.7% of net sales, in the fourth quarter of 2020. The slight decrease in Adjusted EBITDA as a percentage of net sales was primarily related to higher SG&A expenses relative to net sales.

Key Fourth Quarter 2021 Events

Senior Secured Term Loan

On October 25, 2021, the Company entered into a new $125.0 million senior secured term loan facility (the “Term Loan”). The Term Loan bears interest at a rate of either LIBOR (with a 1.00% floor) plus 5.50%, or an alternate base rate (with a 2.00% floor) plus 4.50%, and matures on October 25, 2028. The Company used a portion of the net proceeds from the Term Loan to fund the cash portion of the IGE purchase price and to repay the outstanding balance under the Company’s existing revolving credit facility.

Acquisition of Innovative Growers Equipment

On November 1, 2021, the Company completed the acquisition of Innovative Growers Equipment, Inc. and related entities (“IGE”), an Illinois-based custom manufacturer of horticulture benches, racking and LED lighting systems. IGE also has a commercial equipment product range that complements Hydrofarm’s existing lineup of high performance, proprietary branded products.

Balance Sheet and Liquidity

As of December 31, 2021, the Company had unrestricted cash and cash equivalents of approximately $26.6 million and an aggregate principal amount of debt outstanding of $125.4 million, as well as approximately $83.6 million of additional available borrowing capacity under its revolving credit facility.

Full Year 2022 Outlook

The Company is providing the following outlook for the full fiscal year 2022:

•Net sales growth between 20% and 28%, or approximately $575.0 million to $615.0 million.
•Adjusted EBITDA(2) of $63.0 million to $74.0 million, representing approximately 11.0% to 12.0% of net sales for the full fiscal year.

(2)Adjusted EBITDA is a non-GAAP measure. See the ”Reconciliation of Non-GAAP Measures” accompanying this release.
The Company’s 2022 outlook includes the following assumptions:

•Modest full-year organic growth and strong full-year M&A growth; organic growth is heavily weighted toward the back-half of the year with sequential improvement from negative organic growth in 1Q to positive organic growth in 3Q. This assumes industry recovery throughout 2022, as well as expected growth both in the Company's commercial channel and in its proprietary brand portfolio.
•Pricing and cost saving initiatives that will help to mitigate the impact of rising input, freight and labor costs.
•Capital expenditures of approximately $8.0 million to $12.0 million; and
•An effective tax rate of 11% to 15% of pre-tax book income.

With respect to projected fiscal year 2022 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the variability, complexity and low visibility with respect to certain items, including, but not limited to, stock-based compensation and employer payroll taxes, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, and certain potential future transaction expenses, which are excluded from Adjusted EBITDA. The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter and full year 2021 today at 4:30 p.m. Eastern Standard Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 201-389-0879. A replay will be available after the call until Tuesday, March 8, 2022 and can be accessed by dialing 412-317-6671. The passcode is 13726991. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “Investors” section.

About Hydrofarm

Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; the market for the Company’s products may be impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contacts:
Investor Contact
Fitzhugh Taylor / ICR
ir@hydrofarm.com

Media Contact
Hydrofarm Marketing
Lisa Gallagher, 513-505-2334, lgallagher@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020
	(unaudited)

Net sales	$110,409	$87,441	$479,420	$342,205
Cost of goods sold	91,725	71,433	377,934	278,572
Gross profit	18,684	16,008	101,486	63,633
Operating expenses:
Selling, general and administrative	27,655	21,407	103,888	58,492
Impairment, restructuring and other	35	584	297	860
(Loss) income from operations	(9,006)	(5,983)	(2,699)	4,281
Interest expense	(1,862)	(2,283)	(2,138)	(10,141)
Loss on debt extinguishment	—	(907)	(680)	(907)
Other (expense) income, net	(290)	(33)	(204)	70
Loss before tax	(11,158)	(9,206)	(5,721)	(6,697)
Income tax benefit (expense)	112	(192)	19,137	(576)
Net (loss) income	(11,046)	(9,398)	13,416	(7,273)
Cumulative dividends allocated to Series A Convertible Preferred Stock	—	(608)	—	(2,597)
Net (loss) income attributable to common stockholders	$(11,046)	$(10,006)	$13,416	$(9,870)

Net (loss) income per share attributable to common stockholders:
Basic	$(0.25)	$(0.43)	$0.34	$(0.46)
Diluted	$(0.25)	$(0.43)	$0.31	$(0.46)

Weighted-average shares used to compute net (loss) income per share attributable to common stockholders:
Basic	44,424,748	23,110,174	39,991,809	21,298,849
Diluted	44,424,748	23,110,174	42,989,195	21,298,849

Hydrofarm Holdings Group, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$26,607	$75,178
Restricted cash	1,777	1,777
Accounts receivable, net	41,484	21,626
Inventories	189,134	88,618
Notes receivable	622	3,151
Prepaid expenses and other current assets	9,760	9,567
Total current assets	269,384	199,917
Property, plant and equipment, net	50,473	3,988
Operating lease right-of-use assets	45,245	18,289
Goodwill	204,868	—
Intangible assets, net	314,819	52,421
Other assets	6,453	1,180
Total assets	$891,242	$275,795
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$44,958	$22,638
Accrued expenses and other current liabilities	33,996	21,615
Current portion of lease liabilities	7,198	3,701
Current portion of long-term debt	2,263	746
Total current liabilities	88,415	48,700
Long-term lease liabilities	38,595	15,320
Long-term debt	119,517	290
Long-term deferred tax liabilities	5,631	—
Other long-term liabilities	3,904	567
Total liabilities	256,062	64,877
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 44,618,357 and 33,499,953 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively)	4	3
Additional paid-in capital	777,074	364,248
Accumulated other comprehensive (loss) income	(1,382)	599
Accumulated deficit	(140,516)	(153,932)
Total stockholders’ equity	635,180	210,918
Total liabilities and stockholders’ equity	$891,242	$275,795

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)

Adjusted EBITDA	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020
Net (loss) income	$(11,046)	$(9,398)	$13,416	$(7,273)
Interest expense (1)	1,862	2,283	2,138	10,141
Income tax (benefit) expense (10)	(112)	192	(19,137)	576
Distribution center exit costs and other (8)	2,314	—	2,641	—
Depreciation, depletion and amortization	6,296	1,609	14,934	6,779
Impairment, restructuring and other (2)	35	584	297	860
Acquisition and integration expenses (3)	3,397	—	24,210	—
Other expense (income), net	290	33	204	(70)
Stock-based compensation (4)	1,887	8,746	5,750	9,156
Loss on debt extinguishment (5)	—	907	680	907
Investor warrant solicitation fees (6)	—	—	1,949	—
Adjusted EBITDA	$4,923	$4,956	$47,082	$21,076
Adjusted EBITDA as a percent of net sales	4.5%	5.7%	9.8%	6.2%

Pro Forma Adjusted Net (Loss) Income	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020
Net (loss) income	$(11,046)	$(9,398)	$13,416	$(7,273)
Interest expense (1)	1,862	2,283	2,138	10,141
Impairment, restructuring and other (2)	35	584	297	860
Acquisition and integration expenses (3)	3,397	—	24,210	—
Stock-based compensation (4)	1,887	8,746	5,750	9,156
Loss on debt extinguishment (5)	—	907	680	907
Investor warrant solicitation fees (6)	—	—	1,949	—
Incremental public costs (7)	—	(1,088)	—	(4,350)
Distribution center exit costs and other (8)	2,314	—	2,641	—
Income tax expense on adjustments (9)	(1,234)	(1,486)	(4,896)	(2,173)
Income tax expense (benefit) (10)	467	—	(20,785)	—
Pro forma adjusted net (loss) income	$(2,318)	$548	$25,400	$7,268

Net (loss) income per share - pro forma:
Basic	$(0.05)	$0.02	$0.64	$0.22
Diluted	$(0.05)	$0.02	$0.59	$0.21
Weighted-average shares outstanding - pro forma:
Basic (11)	44,424,748	33,499,953	39,991,809	33,499,953
Diluted	44,424,748	36,304,778	42,989,195	34,835,271

Notes to reconciliation of GAAP net (loss) income to non-GAAP Adjusted EBITDA and non-GAAP pro forma adjusted net (loss) income:

1.Reflects the adjustment to eliminate the historical interest expense for the periods presented.

2.Reflects the elimination of the impairment, restructuring and other for the periods presented.

3.Reflects the elimination of acquisition and integration investment banking, consulting, transaction services and legal fees incurred for the completed Heavy 16, House and Garden, Aurora, Greenstar, and Innovative Growers Equipment acquisitions and certain potential acquisitions, including the change in fair value of contingent consideration for Heavy 16 and Aurora of $2.6 million and non-cash purchase accounting inventory adjustments for Heavy 16, House and Garden, Aurora, and Greenstar ($4.5 million) for the year ended December 31, 2021.

4.Reflects the elimination of the stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.

5.Reflects the elimination of one-time charges for loss on debt extinguishment.

6.Reflects the elimination of one-time investor warrant solicitation fees.

7.Reflects an estimate of recurring incremental legal, accounting/SOX, D&O insurance, public company director fees and expenses and other compliance costs we expect to incur as a public company.

8.Reflects the elimination of distribution center exit and relocation costs.

9.Reflects the tax expense related with adjustments in 1 through 8 above at the normalized tax rate of 13%, which reflects our estimated long-term effective tax rate.

10.Discrete tax (benefit) expense resulting from the release of a portion of the valuation allowance against deferred tax assets attributable to the deferred tax liability arising from the acquisition of House and Garden.

11.Reflects (i) 9,966,667 additional shares of common stock issued in the IPO, (ii) all RSUs converted to common stock as of December 31, 2020, and (iii) the conversion of all of our outstanding Series A Convertible Preferred Stock into common stock as if all of these transactions occurred at the beginning of fiscal year 2020.

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net income (loss) provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our audited consolidated financial statements which are prepared in accordance with GAAP, we use “Adjusted EBITDA”, “Adjusted EBITDA as a percent of net sales”, “Pro Forma Adjusted Net (Loss) Income” and “Pro Forma Adjusted Net (Loss) Income per Diluted Share” which are non-GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:

We define Adjusted EBITDA as net (loss) income excluding interest expense, income taxes, depreciation and amortization, share-based compensation, employer payroll taxes on share-based compensation and other unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, loss on debt extinguishment and other income, net), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted EBITDA as a percent of net sales as adjusted EBITDA as defined above divided by net sales realized in the respective period.

We define Pro Forma Adjusted Net (Loss) Income as net (loss) income excluding (i) pro forma adjustments to interest expense for all periods presented as if our IPO and the resulting paydown of all outstanding debt had occurred at the beginning of each period presented, (ii) share-based compensation and employer payroll taxes on share-based compensation which have disproportionately impacted select periods presented as certain awards had catch-up vesting conditions triggered by the IPO, (iii) certain other unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, loss on debt extinguishment), which we do not consider in our evaluation of ongoing operating performance but including (iv) incremental costs of being a public company estimated for the periods presented during which the Company was not yet public and (v) the pro forma income tax expense resulting from the above adjustments to net income.

We define Pro Forma Adjusted Net (Loss) Income per Diluted Share as pro forma adjusted net income as defined above divided by the weighted average shares that would have been outstanding if our IPO had occurred at the beginning of each period presented.
We define Pro Forma Net Sales and Pro Forma Adjusted EBITDA as Net Sales and Adjusted EBITDA as if all five acquisitions had occurred at the beginning of the period presented.